                            STOCK PURCHASE AGREEMENT





                                      AMONG





                           SNYDER COMMUNICATIONS, INC.





                                       AND





                    SUPERMARKET COMMUNICATIONS SYSTEMS, INC.





                                     AND THE





                                  STOCKHOLDERS
                                       OF
                    SUPERMARKET COMMUNICATIONS SYSTEMS, INC.




                          DATED AS OF JANUARY 10, 1997



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 10th day of January 1997 by and among SNYDER COMMUNICATIONS, INC., a Delaware corporation (the "Purchaser"), SUPERMARKET COMMUNICATIONS SYSTEMS, INC., a Massachusetts corporation ("SCS"), and MICHAEL J. FRIEZE, SHELDON HEARST ("Hearst"), DAVID PARESKY, WILLIAM SCHAWBEL, SHELDON HEARST CHARITABLE REMAINDER UNITRUST (the "Trust" and together with Hearst, the "Principal Stockholders") AND GEORGE STROMP, the sole stockholders of SCS (collectively, the "Stockholders").

                                    RECITALS

         WHEREAS, SCS is in the business of providing direct response wallboard and freestanding advertising and promotions in supermarkets, pharmacies and drug stores (the "Business");

         WHEREAS, the Purchaser desires to purchase and the Stockholders desire to sell all of the outstanding SCS Common Shares (as defined in Section 3.2) owned by the Stockholders at the Purchase Price set forth in Article II below; and

         NOW THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                        SALE AND TRANSFER OF SCS SHARES;
            ASSETS AND LIABILITIES OF BUSINESS UPON SALE AND TRANSFER

                  1.1 Acquisition of SCS Common Shares. Subject to the terms and conditions of this Agreement, the Shareholders shall sell and transfer the SCS Common Shares to the Purchaser, and the Purchaser shall purchase the SCS Common Shares from the Stockholders (the "Acquisition") at the purchase price set forth in Article II below.

                  1.2 Business Assets. On the Closing Date, the only assets of the Business remaining in SCS shall be the assets set forth on Schedule 1.2 (the "Business Assets").

                  1.3 Liabilities. On or prior to the Closing Date, the Stockholders shall have paid all known liabilities, obligations or indebtedness incurred by SCS prior to the Closing Date or shall have caused SCS to be released from its obligations to make any payments thereunder.

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                                  ARTICLE II
                    PURCHASE PRICE CONSIDERATIONS; CLOSING

         2.1 Determination of Purchase Price. (a) The purchase price payable by the Purchaser in connection with the Acquisition shall be $4,050,000 (the "Initial Purchase Price"), as adjusted pursuant to Section 2.1(c) (as so adjusted, the "Purchase Price"), and shall be payable to the Stockholders in proportion to their pro rata percentage interests in SCS.

         (b) The Initial Purchase Price was determined on the basis that the Business has between 6,700 and 7,100 displays in use as of the Closing Date. As soon as practicable after the Closing Date, the parties shall engage Arthur Andersen LLP ("AA") to perform certain procedures with respect to the displays (the "AA Procedures") as described in Schedule 2.1(b) attached hereto. Upon completion of the AA Procedures, AA shall issue a written report summarizing the results of the AA Procedures. The results of the AA Procedures shall be final and binding upon the parties hereto. The costs and expenses of AA Procedures shall not exceed $4,000 and shall be borne equally by the parties hereto.

         (c) In the event that the actual number of displays determined by the AA Procedures exceeds 7,100, the Initial Acquisition Purchase Price shall be increased by a dollar amount equal to the product obtained by multiplying the number of displays in excess of 7,100 by $555 (the "Additional Payment"). In the event that the actual number of displays determined by the AA Procedures is less than 6,700 (the difference between the number determined pursuant to the AA Procedures and 6,700 being hereinafter referred to as the "Deficiency"), the Initial Acquisition Purchase Price shall be decreased by a dollar amount equal to the product obtained by multiplying the Deficiency by $555 (the "Shortfall Payment").

         2.2 Closing. The closing of the Acquisition (the "Closing") shall take place at the offices of SCS, 1488 East Avenue, Suite 2I, Norwalk, Connecticut 06851 at 10:00 a.m. on the earlier of the first business day on which the last of the conditions set forth in Article VI and Article VII shall have been fulfilled or waived in accordance with this Agreement or January 17, 1997. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SCS AND THE PRINCIPAL
                  STOCKHOLDERS; AND STOCKHOLDERS WHO ARE MAKING
        REPRESENTATIONS AND WARRANTIES SOLEY WITH RESPECT TO SECTION 3.6

         SCS and the Principal Stockholders jointly and severally, and the Stockholders severally but not jointly solely with respect to Section 3.6, represent and warrant to the Purchaser that, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):


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                  3.1 Organization, Qualification and Corporate Power. SCS (i)
is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required and (iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

                  3.2 Capitalization. The entire authorized capital stock of SCS consists of (i) 510,000 shares of Class A Common Stock, $.01 par value ("Class A Common Shares"), of which 205,408 Class A Common Shares are issued and outstanding and (ii) 90,000 shares of Class AA Common Stock, $.01 par value ("Class AA Common Shares" and collectively with the Class A Common Shares, the "SCS Common Shares"), of which 500 shares of Class AA Common Shares are issued outstanding. There are no SCS Common Shares held in treasury. All of the issued and outstanding SCS Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which SCS is a party, or by which SCS may be bound, requiring SCS to issue, transfer, sell, purchase or redeem any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock. There are no stockholder agreements, voting trusts or other agreements or understandings to which SCS or any of the Stockholders is a party or by which SCS or any of the Stockholders is bound relating to the voting of any shares of its capital stock.

                  3.3 Equity Interests. SCS does not own capital stock in any corporation or any equity or other ownership interest in any partnership or other form of business enterprise.

                  3.4 Authority Relative to this Agreement. SCS has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by SCS of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SCS and no other corporate proceedings on the part of SCS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SCS and the Stockholders and, assuming this Agreement constitutes the valid and binding agreement of the Purchaser, constitutes the valid and binding agreement of SCS and the Stockholders, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                  3.5 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by SCS and the Stockholders of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Articles of Organization or By-Laws of SCS; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or

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without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which SCS may be bound or to which any of the assets or property of SCS may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to SCS.

                  3.6 Ownership of SCS Common Shares. Each of the Stockholders
(i) owns the number of outstanding SCS Common Shares set forth opposite the name of such Stockholder in the Disclosure Schedule and (ii) owns such outstanding SCS Common Shares free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "Liens"). The Stockholders constitute all of the record and beneficial holders of the outstanding SCS Common Shares.

                  3.7 Title to Assets. SCS has good and marketable title to all of the Business Assets, free and clear of all Liens or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the unaudited balance sheet of SCS at November 30, 1996 (the "Balance Sheet") or disclosed in the notes thereto.

                  3.8 Undisclosed Liabilities. SCS has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for
(i) liabilities reflected on the Balance Sheet or disclosed in the notes thereto, (ii) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (iii) liabilities that are not required under generally accepted accounting principles ("GAAP") to be disclosed in the Balance Sheet or the notes thereto.

                  3.9 Financial Statements. The audited balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of SCS at August 30, 1994, August 31, 1995, and August 31, 1996 and for the years then ended have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of SCS as of their respective dates and the results of operations and cash flows for the periods presented therein. The books and records of SCS adequately disclose all of the assets and liabilities of SCS and all information necessary to reflect properly the financial condition or the results of operations of SCS.

                  3.10 Brokers' Fees. The only fees or commissions payable by SCS to any broker, finder or agent with respect to the transactions contemplated by this Agreement are approximately $120,000 payable to Robert Gray (the "Gray Fee" and a fee to Yung Wong (the "Wong Fee")).

                  3.11 Real Property. The Disclosure Schedule lists all real property owned by SCS. The ownership of such real property and the uses being made thereof by SCS comply with all applicable laws.

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                  3.12 Leases. All leases pursuant to which SCS leases to or from others any real or personal property which have aggregate remaining lease payments due of $2,000 or more are listed in the Disclosure Schedule. All such leases are valid, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by SCS or, to the knowledge of SCS or the Principal Stockholders, by any other party thereto. The Disclosure Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. All leased real or personal property and the uses being made thereof by SCS comply with all applicable laws.

                  3.13 Inventory. The amount, type and location of the inventory owned and controlled by SCS is set forth on the Disclosure Schedule as of December 11, 1996. All inventory is readily accessible by SCS and all passwords, keys, combinations to combination locks and similar access devices have been or will be delivered to the Purchaser at the Closing Date (the "Access Codes").

                  3.14 Licenses. SCS has all licenses which are necessary for the conduct of the Business. All license taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by SCS in the conduct of the Business are listed in the Disclosure Schedule. None of SCS or the Principal Stockholders has received any notice of conflict with the asserted rights of others in connection with such licenses, contracts or commitments, and SCS is not infringing such rights of others. None of SCS or the Principal Stockholders is aware of any such conflict or claim of such infringement or any basis therefor.

                  3.15 Intellectual Property. The Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights, including, without limitation, the "Good Neighbor" service mark and the "Supermarket Communications Systems" trade name (the "Intellectual Property"), owned by, registered in the name of or used in the Business. All of the rights of SCS in the Intellectual Property are valid and subsisting. SCS is the sole and exclusive owner of, and has good and marketable title to, all of the Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the Intellectual Property. None of SCS or the Principal Stockholders has received any notice or claim that any of its Intellectual Property infringes upon or conflicts with the rights of any other person, nor is SCS or the Principal Stockholders aware of any basis for any such claim.

                  3.16 Material Adverse Effect. Since August 31, 1996 (the "Balance Sheet Date"), no event has occurred and no circumstance exists that has or could have a material adverse effect on the financial condition, business, assets or prospects of SCS. Since the Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting any of the properties or the business of SCS, any material increase

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in the compensation payable by SCS to any officer, director, employee or stockholder, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, director, employee or stockholder.

                  3.17 Disposition of Assets. Except as otherwise provided by this Agreement, since the Balance Sheet Date, (i) SCS has not sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and (ii) SCS has maintained its inventories at customary levels. Since the Balance Sheet Date or except as otherwise provided herein, SCS has not paid or declared any dividends, made or committed to make any distribution of assets, or made or committed to make any loan.

                  3.18 Environmental Matters. SCS is currently in compliance, and has fully complied, with all laws, ordinances, regulations and orders, including, without limitation, all zoning, safety and environmental laws, ordinances, regulations and orders, applicable its business or properties, and the present uses by the SCS of the premises located at 148 East Avenue, Norwalk, Connecticut 06851 (the "Premises") or any other real property owed or leased by SCS does not violate any such laws, ordinances, regulations or orders. There is not currently and in the past during SCS's ownership of the Premises or of any other real property owed or leased by SCS and, to the knowledge of SCS and the Principal Stockholders, any prior ownership of the Premises or any other real property owed or leased by SCS, there has not been (i) any unlawful use, treatment, storage or disposal of any hazardous substance or material (as defined in 42 U.S.C. section 9601(14) (1982) and 40 C.F.R. section 302.4 (1986))
or pollutant on the Premises (ii) any unpermitted spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom or (iii) any unlawful off-site disposal by the SCS of any hazardous substance or material or pollutant in any location. SCS has not purchased or sold asbestos, or any other hazardous substance or material or pollutant. SCS is not subject to any pending, or to the knowledge of SCS or the Principal Stockholders, any threatened liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Closing Date.

                  3.19 Tax Returns. All federal, state, local and foreign tax returns of SCS, including, without limitation, returns of income, sales, social security, withholding and unemployment taxes that are required to have been filed by SCS, have been duly prepared, timely filed and are complete and correct, and all taxes, interest and penalties shown thereon or due in connection therewith have been paid, if due, or accrued according to GAAP, if not yet due. The returns of SCS with respect to federal and state income tax, sales tax, unemployment tax and use tax are not currently being audited and SCS has not been contacted by any federal or state official regarding any future audit. The "Safe Harbor" referred to in that certain letter dated October 2, 1995, regarding the independent service operators of SCS is in effect on the date hereof and shall remain effective with respect SCS's use of independent service operators through the Closing Date. The Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of SCS have been audited. SCS has not waived the statutes of limitations for federal or state tax purposes. No deficiency has been proposed and not paid with

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respect to any tax return filed by SCS prior to the date hereof. All payroll taxes that SCS is required by law to withhold have been withheld and properly deposited.

                  3.20 Employee Benefit Plans. As of the Closing Date, SCS has no bonus, deferred compensation, profit-sharing, pension, 401(k), retirement or stock option plan or agreement, or any other type of employee benefit plan (an "Employee Benefit Plan"), or any accrued obligation thereunder, or any current or prospective obligation for the payment of severance pay to any current or former employee. If any such agreement, plan or obligation is disclosed in the Disclosure Schedule, SCS has delivered to the Purchaser complete and correct copies of all documents evidencing any such agreement, plan or obligation, together with copies of all reports applicable thereto. The Disclosure Schedule also discloses the terms of any unwritten Employee Benefit Plan. No employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), listed in the Disclosure Schedule has incurred any "accumulated funding deficiency" within the meaning of
Section 302 of ERISA or Section 412 of the Code, whether or not waived, and full payment has been or will be made or accrued of all required contributions under any such plan for all periods prior to the Closing Date. No such pension plan is a "defined benefit plan," as defined in Section 3(35) of ERISA, or a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither SCS nor any person required to be aggregated with SCS under Section 414(b), (c), (m) or
(o) of the Code has maintained or contributed to a defined benefit plan or multiemployer plan within six years prior to the Closing Date. With respect to each Employee Benefit Plan: (i) SCS is and always has been in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder, including the benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no violation of ERISA's fiduciary obligations nor any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code); (iii) no plan has any liability for any federal, state, local or foreign taxes; (iv) the fair market value of the assets of each such employee pension benefit plan is not less than the present value of the benefits accrued thereunder; and (v) all reports that are required to be filed have been filed (if any) with the Department of Labor, state and local governments, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have been filed with respect to each such plan and with respect to the transactions contemplated by this Agreement. To the extent any Employee Benefit Plan is insured, SCS has paid or will pay when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Employee Benefit Plan is funded other than with insurance, SCS has made or will have made all contributions required to be paid for all periods through and including the Closing Date. SCS has no obligation to provide retiree health or other welfare benefits. Each Employee Benefit Plan that is intended to be qualified under
Section 401 of the Code (i) has been timely amended to comply with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, (ii) has been administered in compliance with the applicable provisions of the Tax Reform Act of 1986 and (iii) has been amended as required by the Tax Reform Act of 1986, the Technical and Miscellaneous Revenue Act of 1988, the Unemployment Compensation Amendments of 1992 and the Revenue Reconciliation Act of 1993. Any required requests for favorable determination letters regarding the compliance of such plans with those requirements were filed with the Internal Revenue Service. SCS has not incurred any liability on account of a termination of an Employee

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Benefit Plan which has not been satisfied. SCS has not incurred any liability on account of a complete or partial withdrawal from any multiemployer pension plan. Each Employee Benefit Plan may be amended or terminated by SCS subject to the regulations promulgated under the Code and the regulations of the Pension
Benefit Guaranty Corporation. All benefits earned by employees of SCS pursuant to any Employee Benefit Plan have been paid or will be paid prior to the Closing Date. All aggregate accrued vacation pay and sick pay and all severance obligations that is estimated to be due to the employees of SCS is set forth in the Disclosure Schedule and shall be paid or provisions for payment shall have been made by the Stockholders on or prior to the Closing Date. The officers and directors of SCS have not made any representation to their employees with respect to the continuation of their employment after the Closing Date.

                  3.21 Collective Bargaining Agreements. SCS is not a party to any collective bargaining or other labor union agreement. There is no employee dispute pending or threatened against SCS, and none of SCS or the Principal Stockholders has knowledge of any existing basis for any such dispute.

                  3.22 Certain Agreements. SCS is not subject to, bound by or the beneficiary of any agreement not to compete or other obligation in the nature of an agreement not to compete. SCS is not a party to any guaranty or endorsement or has any contingent obligations under any such agreement.

                  3.23 Compliance with Laws. The conduct by SCS of any of the Business does not violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act of 1970 and the regulations and guidelines imposed by the United States Department of Agriculture, and none of SCS or the Principal Stockholders has received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured. To the knowledge of SCS and the Principal Stockholders, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which would adversely affect the Business or the value of the properties or assets of SCS.

                  3.24 Litigation. SCS is not involved in any pending or, to the knowledge of SCS or the Principal Stockholders, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding, or is subject to any judgment, award, order or decree. SCS and the Principal Stockholders do not know of, and have no reason to know of, any material action, claim, suit, proceeding or investigation threatened against or affecting SCS or any of its properties or assets.




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                  3.25 Judgments. SCS is not subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel which might adversely affect in any way (i) the financial condition, assets, business prospects or results of operations of SCS or (ii) the Acquisition.

                  3.26 Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which are owned by SCS, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies, including, without limitation, all product liability policies, are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by SCS. There has been no default in the payment of premiums on any such policy, and to the knowledge of SCS and the Principal Stockholders, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

                  3.27 Officers, Directors, Employees and Independent Contractors. All officers, directors and employees of SCS are listed by title or position in the Disclosure Schedule. No officer, director, employee or stockholder of SCS is entitled to any indemnification from SCS, has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of SCS, is indebted to SCS on account of loans or advances of any kind, or has in his possession or under his control any property or assets belonging to SCS. All individuals engaged to perform services for SCS pursuant to the Independent Services Agreements are independent contractors for federal income tax purposes and will continue to remain independent contractors through the Closing Date. All transactions, commitments, contracts and agreements between SCS and any supplier, customer or any other business entity in which any officer, director, employee or stockholder of SCS has a financial interest are on arms-length terms and at reasonable market prices.

                  3.28 Employment Agreements. Except with agreements with independent service operators, SCS has no employment, service or consulting agreement with any person or entity that is not at-will or immediately cancelable.

                  3.29 Indebtedness. All mortgages and deeds of trust secured by real property owned by SCS are set forth in the Disclosure Schedule.

                  3.30 Purchase Orders, Sales Contracts or Commitments. The Disclosure Schedule sets forth all of the open purchase orders, sales contracts and commitments of SCS which either (i) were not entered into in the ordinary course of business by SCS or (ii) as of the date hereof are in excess of $1,000.

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                  3.31 Customers. The names and addresses of all customers of
SCS during fiscal year 1996 and all customers know on the Closing Date who will be customers during fiscal 1997 are listed in the Disclosure Schedule. All contracts and agreements with such customers are valid, effective and enforceable and the Disclosure Schedule sets forth all customers who have account balances that are in excess of 90 days past due.

                  3.32 Other Material Contracts. SCS has no material contract, commitment or agreement that has not been otherwise disclosed in the Disclosure Schedule. Each such contract, commitment or agreement is valid, effective and enforceable and to the knowledge of SCS and the Principal Stockholders, no party to any such contract, commitment or agreement is experiencing financial difficulties which reasonably could be expected to affect adversely the full and timely payment of any amount owed or to be owed to SCS by any such party under any such contract, commitment or agreement.

                  3.33 Relationships with Customers and Suppliers. SCS knows of no written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with SCS:

                           (i) any current customer of SCS which accounted for over 1% of total net sales of SCS for its most recently completed fiscal year; or

                           (ii) any current supplier to SCS of items essential
                  to the conduct of the Business, which items cannot be replaced at comparable cost and the loss of which would have an adverse effect on SCS.

         Since the Balance Sheet Date, (A) SCS has retained all sales personnel employed in connection with the operation of the Business and (B) no customer (or group of customers) purchasing in the aggregate of $10,000 in products and services on a yearly basis has terminated its relationship with SCS.

                  3.34 Displays. The Disclosure Schedule sets forth a true and correct list of the location of each active display board installed in a supermarket or other retail outlet and all such displays have been maintained in the ordinary course of business and are currently operable in the manner and for the purposes for which they were designed.

                  3.35 Employee and Stockholder Indebtedness. The Disclosure Schedule sets forth all indebtedness to SCS of the Stockholders or the officers, directors or employees of SCS. All of such indebtedness has been or will be repaid on or before the Closing Date. All credit cards issued for the account of SCS shall be canceled prior to the Closing Date and, upon cancellation, paid in full by the Stockholders.


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                  3.36 Product Liability. Except to the extent covered by
insurance, SCS has no liability (and, to the knowledge of SCS and the Principal Stockholders, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against SCS giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by SCS.

                  3.37 Bonuses and Profit-Sharing Distributions. All bonuses and profit-sharing distributions earned by employees of SCS through the Closing Date have been or will be paid by the Stockholders.

                  3.38 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of SCS.

                  3.39 Related Party Agreements. The Disclosure Schedule sets forth all agreements between (i) SCS and its employees and (ii) SCS and the Stockholders.

                  3.40 Change in Control. SCS is not a party to any contract or arrangement, including, without limitation, any agreement or contract with an advertiser or supermarket, which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Acquisition shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from SCS to any person or give any person the right to terminate or alter the provisions of any agreement to which SCS is a party.

                  3.41 Disclosure. Neither this Agreement, including, without limitation, the Disclosure Schedule, the Schedules and the attachments hereto or any document or statement in writing which has been supplied by or on behalf of SCS or the Stockholders, or by any of SCS's directors, or officers, in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. For purposes of this Agreement, disclosure in one section of the Disclosure Schedule shall constitute disclosure for the purposes of the other sections of the Disclosure Schedule.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         The Purchaser represents and warrants to SCS and the Stockholders that, except as set forth in the Disclosure Schedule:

                  4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 Capitalization. The authorized common stock of the Purchaser consists of 120,000,000 shares of common stock, $.001 par value, of which 34,871,562 are issued and outstanding and no shares are held in treasury. All of the issued and outstanding common shares of the Purchaser have been duly authorized and are validly issued, fully paid and nonassessable.

                  4.3 Authority Relative to this Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes the valid and binding agreement of SCS and the Stockholders, constitutes the valid and binding agreement of the Purchaser, enforceable against each such party in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

                  4.4 Consents and Approvals; No Violation. Neither the execution and the delivery of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which the Purchaser may be bound or to which any of the assets or property of the Purchaser may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to the Purchaser.

                  4.5 Brokers' Fees. The only fees or commissions payable the Purchaser to any broker, finder or agent with respect to the transactions contemplated by this Agreement are $240,000 payable to Robert Gray.

                  4.6 Disclosure. No report or document filed by the Purchaser pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date hereof filed with the SEC pursuant to this Agreement contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                       ADDITIONAL COVENANTS AND AGREEMENTS

                  5.1 Conduct of Business. (a) During the period from the date of this Agreement to the Closing Date (the "Standstill Period"), SCS shall conduct its operations according to its ordinary and usual course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact its current business organization and shall use all reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

                  (b) Without limiting the generality of Section 5.1(a), during the Standstill Period, except as otherwise provided in this Agreement or authorized in writing in advance by the Purchaser, SCS shall not:

                      (i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (A) any SCS Common Shares, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of SCS of any class, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of SCS of any class, or (B) any other securities of any other class in respect of, in lieu of, or in substitution for, SCS Common Shares outstanding on the date hereof;

                      (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any SCS Common Shares;

                      (iii) split, combine, subdivide or reclassify any SCS Common Shares, or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Stockholders in their capacity as such;

                      (iv) adopt any amendments to its Articles of Incorporation or By-Laws or alter its corporate structure through merger, liquidation, reorganization, restructuring or in any other fashion;

                      (v) make any acquisition by means of merger, consolidation or otherwise, or disposition, of assets or securities;

                      (vi) incur any indebtedness for borrowed money, other than in the ordinary course of business, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

                      (vii) maintain inventory levels in a manner that would not otherwise be maintained in the ordinary course of business;

                      (viii) fail to maintain any or all insurance policies,
                  including, without limitation, general liability, workers' compensation, product liability, automobile and property insurance policies;

                      (ix) except for severance obligations incurred by SCS as a result of its compliance with Section 7.17, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension, welfare or employment plans, agreements or arrangements as in effect on the date hereof to any director, officer, key employee or stockholder whether past or present;

                      (x)    except for the employment agreements described in
                  Section 6.6 herein, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer, key employee or stockholder;

                      (xi) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder;

                      (xii) make any payment to any person or entity that is not in the ordinary course of business or that is not for a valid business purpose;

                      (xiii) offer, negotiate, consummate or solicit (by
                  furnishing any information concerning the business, properties or assets of SCS or otherwise) any offer or proposal for a merger or other business combination involving the assets or securities of SCS; or

                      (xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (c) SCS and the Stockholders shall notify the Purchaser promptly in the event they, or any one of them, has knowledge prior to the Closing Date that any representation or warranty made by them hereunder is not true and correct.

                  5.2 Access to Information. Upon reasonable notice, SCS shall afford to officers, employees, counsel, accountants and other authorized representatives of the Purchaser (the "Purchaser Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of SCS, respectively, and, during such period, shall furnish promptly to the Purchaser Representatives all information concerning the business, properties and personnel of SCS as may reasonably be requested (except to the extent such party shall be prohibited from furnishing any such information by any written agreement with a third party).

                  5.3 Excluded Assets and Liabilities. SCS shall sell, distribute, transfer, dividend or assign to the Stockholders or their affiliates all assets of SCS that are not otherwise set forth in Schedule 1.2 attached hereto. The Stockholders shall pay all known liabilities, obligations or indebtedness incurred by SCS prior to the Closing Date, including, without limitation, liabilities with respect to severance pay and benefit plans (including COBRA), or shall cause SCS to be released from its obligations to make any payments thereunder. The amounts of any severance obligations (the "Severance Obligations") owed by SCS to any employee at the Closing Date which are not yet due and payable to such employee, shall be paid by the Stockholders to SCS on the Closing Date out of the proceeds of the Initial Purchase Price.

                  5.4 Publicity. Prior to the Closing Date, the Representative and the Purchaser shall mutually agree upon any public announcements relating to the Acquisition and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law or, with respect to the Purchaser, pursuant to any listing agreement or designation criteria with the New York Stock Exchange, in which case the party proposing to issue such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such public announcement. After the Closing Date, the Purchaser may make any public announcement relating to the Acquisition, in its sole and absolute discretion and without the consent of SCS or the Stockholders. The Stockholders may not make any public announcement relating to the Acquisition without the express written consent of the Purchaser.

                                   ARTICLE VI
                          CONDITIONS TO OBLIGATIONS OF
                            SCS AND THE STOCKHOLDERS

               The obligations of SCS and the Stockholders to effect the Acquisition are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  6.1 Representations, Warranties and Covenants. All representations and warranties of the Purchaser contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and the Purchaser shall have performed all material agreements and covenants required hereby to be performed by it prior to or at the Closing Date. At the Closing, there shall be delivered to SCS a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

                  6.2 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                  6.3 Certificates. The Purchaser shall have furnished SCS with such certificates of the respective officers of the Purchaser and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by SCS.

                  6.4 Purchaser Broker Fee. The Purchaser shall have paid Robert Gray a broker fee in the aggregate amount of $240,000.

                  6.5 Escrow Agreement. The Purchaser shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as
Schedule 6.5, together with any counterparts signed by the Escrow Agent (the "Escrow Agreement").

                  6.6 Employment Agreements. The Purchaser shall have executed and delivered counter parts of the employment agreements for John Jones, Jennifer Broadben, Paul Shortley, Mindy Schloss and David Speigel in the form attached hereto as Schedule 6.6. Such employment agreements shall offer no less compensation than is currently being earned by such employee prior to the consummation of the Acquisition.

                  6.7 Consulting Agreements. The Purchaser shall have executed and delivered counterparts of the consulting agreements for Sheldon Hearst and Donald Morrissey in the form attached hereto as Schedule 6.7.

                  6.8 Payment of Initial Purchase Price. The Purchaser shall have paid the Initial Purchase Price, $3,250,000 of which shall have been paid to the Stockholders and $800,000 of which shall have been paid to the Escrow Agent (as described in Section 10.6).


                                   ARTICLE VII
                            CONDITIONS TO OBLIGATIONS
                                OF THE PURCHASER

               The obligations of the Purchaser to effect the Acquisition are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  7.1 Representations, Warranties and Covenants. All representations and warranties of SCS and the Stockholders contained in Article III shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and SCS and the Stockholders shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Closing Date. At the Closing, there shall be delivered to the Purchaser a certificate signed by an authorized officer of SCS and by each Stockholder to the foregoing effect.

                  7.2 Consents and Approvals. SCS shall have delivered or caused to be delivered to the Purchaser any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Purchaser's ability to conduct the Business as conducted by SCS at the Closing Date.

                  7.3 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have such decree, injunction or order vacated.

                  7.4 Certificates. SCS shall have furnished to the Purchaser such certificates of the respective officers of SCS and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Purchaser.

                  7.5 Escrow Agreement. SCS and the Stockholders shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 6.5, together with any counterparts signed by the Escrow Agent.

                  7.6 Employment Agreements. Employment agreements in the form attached hereto as Schedule 6.6 shall have been executed and delivered to the Purchaser by John Jones and at least two of the following individuals: Jennifer Broadben, Paul Shortley, Mindy Schloss and Daniel Speigel.

                  7.7 Non-Competition and Confidentiality Agreement. Robert Gray shall have executed the Non-Competition and Confidentiality Agreement.

                  7.8 Receipt of Shares. The Stockholders shall have delivered to the Purchaser the SCS Common Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member of a nationally recognized stock exchange.

                  7.9 SCS Broker Fee. The Stockholders shall have paid the Gray Fee and the Wong Fee (each as defined in Section 3.10) and shall have provided such evidence of such payment as the Purchaser may reasonably request.

                  7.10 Opinion of Counsel. The Purchaser shall have received an opinion, dated as of the Closing Date, from counsel to SCS and the Stockholders addressed and in form satisfactory to the Purchaser.

                  7.11 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, Business, assets or prospects of SCS.

                  7.12 Access Codes. All Access Codes (as described in Section 3.13) shall have been delivered to the Purchaser.

                  7.13 Execution of Agreement. This Agreement shall have been executed by no later than January 10, 1997.

                  7.14 Right of First Refusal. SCS's right of first refusal to purchase the SCS Common Shares granted to SCS pursuant to its Articles of Organization shall have been waived by the board of directors of SCS and satisfactory evidence of the foregoing shall have been received by the Purchaser.

                  7.15 Excluded Assets and Liabilities. SCS shall have sold, distributed, transferred, dividended or assigned to the Stockholders or their affiliates all assets of SCS that are not otherwise set forth in Schedule 1.2 attached hereto and shall provide such evidence of such dissolution, transfer, dividend or assignment as the Purchaser may reasonably request. The Stockholders shall have paid all liabilities, obligations or indebtedness incurred by SCS prior to the Closing Date, including, without limitation, (i) liabilities with respect to severance pay and benefit plans (including COBRA) resulting from the termination by SCS of its employees pursuant to Section 7.17 and (ii) liabilities, if any, with respect to that certain Agreement dated December 4, 1986, by and between SCS and Robert F. Gammons, or shall have caused SCS to be released from its obligations to make any payments thereunder, and the Stockholders shall provide such evidence of such payment or release as the Purchaser may reasonably request.

                  7.16 Mortgages and Lines of Credit. The Mortgages shall have been paid in full or evidence that SCS shall have been released from any obligations to make payments thereunder shall have been provided to the Purchaser. All amounts due and owing under SCS's line of credit shall have been paid in full and evidence of release of all assets securing amounts due under the line of credit shall have been provided to the Purchaser, including, without limitation, UCC-3 termination statements.

                  7.17 Termination of Employees. SCS shall terminate the employment of all current employees of SCS except for those employees who execute the employment agreements referred to in Section 6.6. It is hereby acknowledged by the parties hereto that the Purchaser shall have the right, in its sole and absolute discretion, to hire any former employees of SCS on or after the Closing Date.

                  7.18 Stock Options. All outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SCS to issue, sell, or otherwise cause to become outstanding any of its capital stock shall be canceled or terminated on or prior to the Closing and evidence of such cancellation or termination shall have been provided to the Purchaser.


                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

                  8.1 Payments of Liabilities After the Closing Date. Any invoice received by SCS or the Purchaser after the Closing Date that relates to expenses incurred by SCS, employees of SCS or the Stockholders on behalf of SCS (including fielding, advertising, leasing or other expenses) shall be forwarded to the Representative and such invoice shall be payable by the Stockholders in accordance with its terms.

                  8.2 Retained Liabilities. In the event certain liabilities, indebtedness or obligations of SCS have not been paid or released in accordance with Section 7.15 (the "Retained Liabilities"), and, notwithstanding such noncompliance, the Purchaser elects, in its sole and absolute discretion, to consummate the Acquisition, the Stockholders shall pay all amounts due and owing with respect to the Retained Liabilities until such time as the Retained Liabilities are paid in full or SCS is released from any obligations to make payments thereunder.

                  8.3 Collection of Accounts Receivable. All Accounts Receivable (the "Accounts Receivable") due and owing to SCS at the Closing Date shall be collected by the Purchaser in the ordinary course of business. In connection with the Purchaser's collection of the Accounts Receivable, the Purchaser shall retain one percent of all amounts collected as a collection fee and such fee shall be deducted from the amounts collected by the Purchaser. Payments on the Accounts Receivable shall be applied to the oldest accounts first unless a debtor indicates the specific account he is paying in which event payment shall be applied to that account; provided, however, the Purchaser shall in no way instruct a debtor on the manner in which a payment is applied. The proceeds collected by the Purchaser, net of collection fees and out-of-pocket expenses, shall be held in trust for the benefit of the Stockholders and shall be distributed promptly after the receipt thereof to the Representative. In the event that any Stockholder receives any payment for services rendered or products sold by SCS or the Purchaser after the Closing Date, such Stockholder shall hold such payment in trust for the benefit of SCS and the Purchaser and promptly remit such payment to SCS or the Purchaser upon their receipt thereof. Upon a date which is 120 days from the Closing Date, the Purchaser shall transfer and assign all uncollected Accounts Receivable to the Stockholders and the Stockholders shall have the right to attempt to collect the unpaid Accounts Receivable; provided, however, in connection with such collection efforts, the Stockholders shall use their best efforts not to disrupt or affect SCS's or the Purchaser's relationship with their existing customers.

                  8.4 Additional Payment; Shortfall Payment. The Purchaser shall pay the Additional Payment, if any, that results from the performance by AA of the AA Procedures described in Section 2.1(c). The Stockholders shall pay the Purchaser the Shortfall Payment, if any, that results from the performance by AA of the AA Procedures described in Section 2.1(c). The Stockholders hereby acknowledge and agree that any Shortfall Payment required to be made by the Stockholders shall be paid in accordance with Section 10.6.

                  8.5 Literature Pocket. Notwithstanding anything contained herein or any agreement executed in connection with the Acquisition to the contrary, Sheldon Hearst shall have the right to use one standard sized literature pocket on any display maintained by SCS for charitable purposes until April 30, 2002 at no charge; provided, however, in the event that a display is not available due to a prior contractual commitment of SCS, such date shall be extended for a period equal to the days such display was unavailable. Snyder will use it reasonable best efforts to ensure that at least 50% of the displays are available for use by Hearst when such use is requested by Hearst. The Purchaser reserves the right to reject any literature it deems offensive or inappropriate in its sole and absolute discretion.

                                   ARTICLE IX
                                   TERMINATION

                  9.1 Termination by Mutual Consent. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date by the mutual written consent of SCS and the Purchaser.

                  9.2 Termination by any of SCS, the Purchaser. This Agreement may be terminated and the Acquisition may be abandoned by SCS or the Purchaser if (i) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Acquisition shall not have been consummated by January 17, 1997; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Acquisition to occur on or before such date. Upon any termination of this Agreement pursuant to Section 9.1 or this Section 9.2, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or thereto to any other party.


                  9.3 Termination by the Purchaser. This Agreement may be terminated by the Purchaser and the Acquisition may be abandoned prior to the Closing Date if (i) SCS or the Stockholders shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by SCS or the Stockholders, which failure to perform has not been cured within five days following receipt by SCS or the Stockholders, of notice of such failure to perform from the Purchaser, or (ii) any material representation or warranty of SCS or the Stockholders contained in this Agreement shall not be true and correct when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within five days following receipt by SCS or the Stockholders of notice of such failure to be true and correct from the Purchaser.

                  9.4 Termination by SCS. This Agreement may be terminated by SCS and the Acquisition may be abandoned prior to the Closing Date if (i) the Purchaser shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by the Purchaser, which failure to perform has not been cured within five days following receipt by the Purchaser of notice of such failure to perform from SCS, or (ii) any material representation or warranty of the Purchaser contained in this Agreement shall not be true and correct when made or on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty relates to a particular date); provided, that such failure to be true and correct has not been cured within five days following receipt by the Purchaser of notice of such failure to be true and correct from SCS.

                  9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.3 or 9.4, this Agreement shall forthwith become void and have no effect, without any liability on the part of the terminating party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Articles X and XI, and Sections 12.4. Nothing contained in this Section 9.5 shall relieve any party from liability for any breach of this Agreement, including the non-breaching party's right to seek damages from the breaching party as well as such other relief that may be available at law or in equity.

                                   ARTICLE XI
                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

                  10.1 Indemnity Obligations of the Principal Stockholders. Each of the Principal Stockholders hereby jointly and severally agrees to indemnify and hold the Purchaser harmless from, and to reimburse the Purchaser, any Purchaser Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Purchaser Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of SCS or the Stockholders which is contained in the Agreement or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of SCS or the Stockholders which are contained in or made pursuant to this Agreement; and (iii) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 10.1. In addition to the foregoing, the Stockholders shall indemnify the Purchaser in connection with any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of the liabilities, obligations or indebtedness of SCS that is to be paid or assumed by the Stockholders pursuant to Sections 5.3, 8.1 and hereof.

                  10.2 Indemnity Obligations of the Purchaser. The Purchaser agrees to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders resulting from (i) any breach of any representation and warranty of the Purchaser which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of the Purchaser which are contained in or made pursuant to the terms and conditions of the Acquisition Agreements; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 10.2.

                  10.3 Appointment of Representative. Each of the Stockholders hereby appoints Sheldon Hearst as his exclusive agent to act on his behalf with respect to any and all Stockholder

Indemnity Claims and any and all Purchaser Indemnity Claims arising under this Agreement or such other representative as may be hereafter appointed by a majority in interest of the Stockholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Stockholders agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, as fully as if the Stockholders were acting on their own behalf, including, without limitation, asserting Stockholder Indemnity Claims against the Purchaser, defending all Purchaser Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and Purchaser Indemnity Claims, conducting negotiations with the Purchaser and its representatives regarding such claims, dealing with the Purchaser and the Escrow Agent under the Escrow Agreement referred to in Section 10.6 with respect to all matters arising under such Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each of the Stockholders.

                  10.4 Notification of Claims. Subject to the provisions of
Section 10.5, in the event of the occurrence of an event which any party asserts constitutes a Purchaser Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

                  10.5 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the 30 months after the effective date of this Agreement except for the representations and warranties, and the rights of the Purchaser to seek indemnification with respect thereto, set forth in (i) Section 8.2 shall expire at the time when all of the Retained Liabilities are paid in full or SCS is released from any obligations to make payments thereunder, (ii) Section 3.18 shall which shall expire on the fifth anniversary of the Closing Date and (iii) Section 3.19 shall expire upon expiration of the statute of limitations applicable thereto.

                  10.6 Escrow.

                  (a) The Purchaser shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, $800,000 of the Initial Purchase Price paid in connection with the Acquisition and an additional $300,000 to be paid by the Escrow Agent to the Stockholders in connection with any Additional Payment (the "Additional Payment Escrow Deposit" and together with the $800,000, the "Escrow Deposit"). In the event an Additional Payment is required to be made by the Purchaser as a result of the performance by AA of the AA Procedures, such Additional Payment shall be paid by the Escrow Agent from the Additional Payment Escrow Deposit to the Principal Stockholders. In the event that the amount of the Additional Payment exceeds $300,000, the Purchaser shall be liable to the Principal Stockholders for the amount of such excess. Upon the payment by the Escrow Agent to the Principal Stockholders of an Additional Payment, the balance of the Additional Payment Escrow Deposit, if any, shall be paid by the Escrow Agent to the Purchaser and an amount equal to $500,000 shall be paid from the Escrow Deposit to the Principal Stockholders. In the event a Shortfall Payment is required to be made by the Principal Stockholders as a result of the performance by AA of the AA Procedures, such Shortfall Payment shall be paid by the Escrow Agent from the Escrow Deposit to the Purchaser; provided, however, any payment made by the Escrow Agent to the Purchaser in connection with a Shortfall Payment shall not exceed $500,000. In the event that the Shortfall Payment exceeds $500,000, the Principal Stockholders shall be jointly and severally liable to the Purchaser for the amount of such excess. Upon the payment by the Escrow Agent of any Shortfall Payment, the difference, if any, between $500,000 and the amount of such payment shall be paid to the Stockholders and the Additional Payment Escrow Deposit shall be paid to the Purchaser. After the payment by the Escrow Agent of any Additional Payment or Shortfall Payment, the total amount remaining in the Escrow Deposit shall equal $300,000 plus the amount of any Retained Liabilities as described in Section 10.6(b) below. Until such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser shall equal or exceed the amount of the Escrow Deposit, all Purchaser Indemnity Claims shall be satisfied first out of the Escrow Deposit, as further provided under the terms of the Escrow Agreement. At such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser shall exceed the Escrow Deposit, each of the Principal Stockholders shall thereafter be jointly and severally liable to the Purchaser for such claims.


                (b) In the event that there are liabilities of SCS that constitute Retained Liabilities (as described in Section 8.2), the Purchaser shall deposit in the Escrow Deposit an amount equal to the Retained Liabilities. Such amount shall be determined based on the recorded liabilities of SCS as shown on its books and records as of the Closing Date plus all unrecorded liabilities known to Snyder as of such date.

                                   ARTICLE XI
                             EXPENSES OF THE PARTIES

         Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be borne solely by the party or parties who shall have incurred such expenses, and the other party or parties shall have no liability in respect thereof.


                                   ARTICLE XII
                                  MISCELLANEOUS

                  12.1 Further Assurances. Each of the parties agrees (i) to furnish upon the reasonable request any other party's additional information,
(ii) to execute and deliver to one another such other documents, and (iii) to do such other acts and things as may be requested for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

                  12.2 Notices. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by courier service, given by prepaid telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

               If to SCS and the Stockholders:

               c/o Sheldon Hearst
               3 Maple Lane
               Westport, Connecticut 06880
               With a copy to:

               Daniel Konover, Esq.
               300 Danbury Road
               Wilton, Connecticut  06897
               Telecopy:  (203) 834-0694
               If to the Purchaser:

               Snyder Communications, Inc.
               Two Democracy Center
               6903 Rockledge Drive
               Fourteenth Floor
               Bethesda, MD  20817
               Attention:  Michele D. Snyder
               Telecopy:  (301) 493-8897

               With a copy to:

               Shaw, Pittman, Potts & Trowbridge
               2300 N Street, N.W.
               Washington, D.C.  20037
               Attention:  Thomas H. McCormick, Esq.
               Telecopy:  (202) 663-8007


                  12.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  12.4 Confidentiality. None of the parties hereto shall reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that the parties may disclose such information to their professional advisors (provided that such parties require their advisors to keep such information confidential) and to governmental and regulatory agencies in accordance with the applicable legal requirements and except that the parties may disclose information which has been disclosed to the public either through filings with governmental agencies which are open to the public or through public announcements which have been approved by the parties to this Agreement.

                  12.5 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.6 Amendments. This Agreement, including, without limitation, the Disclosure Schedule, the Schedules, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary.

                  12.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect thereto, except for the confidentiality agreement between the Purchaser and SCS date December 11, 1996. This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

                  12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  12.9 Severability. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    PURCHASER:

                                    SNYDER COMMUNICATIONS, INC.

                                    /s/ MICHELE D. SNYDER
                                    --------------------------------------
                                    By:  Michele D. Snyder
                                    Its: Vice Chair, Executive Vice President
                                            and Chief Operating Officer

                                    SCS:

                                    SUPERMARKET COMMUNICATIONS
                                    SYSTEMS, INC.


                                    /s/ SHELDON HEARST
                                    ---------------------------------------

                                     By:  Sheldon Hearst
                                         ----------------------------------
                                     Title: President
                                           --------------------------------



                                     STOCKHOLDERS:

                                          /s/ MICHAEL J. FRIEZE
                                     --------------------------------------
                                              Michael J. Frieze


                                          /s/ SHELDON HEARST
                                     --------------------------------------
                                              Sheldon Hearst


                                          /s/ DAVID PARESKY
                                     --------------------------------------
                                              David Paresky


                                          /s/ WILLIAM SCHAWBEL
                                     --------------------------------------
                                              William Schawbel

                                          /s/ DANIEL KONOVER
                                     --------------------------------------
                                     Daniel Konover, Trustee for the Sheldon
                                      Hearst Charitable Remainder Unitrust


                                          /s/ GEORGE STROMP
                                     --------------------------------------
                                              George Stromp